Exhibit 99.1

NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

NEWS RELEASE

NDCHealth Announces Sale of Canadian Pharmacy Operations

ATLANTA, March 17, 2005 – NDCHealth Corporation (NYSE: NDC), a leading provider of healthcare technology and information solutions, today announced the sale of its Canadian pharmacy systems and its Canadian pharmacy and dental claims processing services operations to Emergis Inc. (TSX: EME), a leading electronic business solutions company in Canada.

As part of the announcement, NDCHealth completed the sale of its Toronto-based pharmacy and dental claim processing business, National Data Corporation of Canada, to Emergis. The two companies also entered into a definitive agreement for Emergis to acquire NDCHealth’s Canadian pharmacy systems operations located in Vancouver, British Columbia, subject to certain customary closing conditions. In addition, the companies have entered into a network services and other outsource services agreement to support NDCHealth’s U.S. customers with cross-border presence.

Under the terms of the agreements, NDCHealth expects to receive net proceeds of approximately $14.5 million (USD), which will be used to pay down senior debt.

“This transaction is consistent with our goal of narrowing our business focus in order to optimize the significant U.S. market opportunities,” said Walter Hoff, chairman and CEO, NDCHealth. “We expect this business transition to be seamless to our U.S. customers with presence in Canada.”

About NDCHealth

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions have long been among the nation’s leading, automating the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers.

Headquartered at Atlanta, Ga., NDCHealth provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

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Contact:

Robert Borchert

VP, Investor Relations

404-728-2906

robert.borchert@ndchealth.com